UNITED STATES
                  	SECURITIES AND EXCHANGE COMMISSION
                       	Washington, D.C.  20549


                             	SCHEDULE 13G
                            	(Rule 13d-102)

             	Under the Securities Exchange Act of 1934

                          	(Amendment No. Two)*


                  	Health Care Property Investors, Inc.
         ---------------------------------------------------------
                              	(Name of Issuer)


                             	Series A Preferred
         ---------------------------------------------------------
                       	(Title of Class of Securities)

                                 	421915307
                   	-------------------------------------
                               	(CUSIP Number)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

   X  	Rule 13d-1(b)
  ---
	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  421915307

1    NAME OF REPORTING PERSON

		Heitman/PRA Securities Advisors LLC
		IRS ID# 36-4265577


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                     (a)  ----

                                     (b)    X

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                             5    SOLE VOTING POWER
NUMBER OF SHARES                    64,700
BENEFICIALLY OWNED
BY EACH REPORTING            6    SHARED VOTING POWER
PERSON WITH                          0

                             7    SOLE DISPOSITIVE POWER
                                    64,700

                             8    SHARED DISPOSITIVE POWER
                                     0


9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
  PERSON
        64,700

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       2.70

12 TYPE OF REPORTING PERSON (See Instructions)
          IA

ITEM 1 (A) NAME OF ISSUER:

	Health Care Property Investors, Inc.

ITEM 1 (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
           OFFICES:

	4675 MacArthur Court
	Suite 900
	Newport Beach, CA  92660

ITEM 2 (A) NAME OF PERSON FILING:

	Heitman/PRA Securities Advisors LLC

ITEM 2 (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

	180 North LaSalle Street, Suite 3600
	Chicago, Illinois 60601

ITEM 2 (C) CITIZENSHIP:

	Delaware

ITEM 2 (D) TITLE OF CLASS OF SECURITIES:

	Series A Preferred

ITEM 2 (E) CUSIP NUMBER:  421915307

ITEM 3	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

ITEM 3 (E) An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

ITEM 4    OWNERSHIP:

ITEM 4 (A) AMOUNT BENEFICIALLY OWNED:

	64,700

ITEM 4 (B) PERCENT OF CLASS:

	2.70

ITEM 4 (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   sole power to vote or to
                 direct the vote               64,700
           (ii)  shared power to vote or to
                 direct the vote                0
           (iii) sole power to dispose or
                 to direct the disposition of  64,700
           (iv)  shared power to dispose or to
                 direct the disposition of      0

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

This statement is being filed to report the fact that as of the date hereof, Heitman/PRA Securities Advisors LLC has ceased to be the beneficial owner of more than five percent of the class of securities.

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
          OF ANOTHER PERSON.

	Not applicable.

ITEM 7    IDENTIFICATION AND CLASSIFICATION OF THE
          SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
          REPORTED ON BY THE PARENT HOLDING COMPANY.

	Not applicable.

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
          THE GROUP.

	Not applicable.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP.

	Not applicable.

ITEM 10   CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 28, 2000

                       					/s/Nancy B. Lynn
                            -----------------------
                       					NANCY B. LYNN,
                       					Vice President